Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jefferies Group, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Jefferies Group, Inc. of our report dated February 26, 2010 (February 2, 2011 as to Note 1 of the consolidated financial statements included in the Company’s 2010 Transition Report on Form 10-K which describes the effects of correcting the 2009 consolidated financial statements), which report appears in the 2011 Annual Report on Form 10-K of Jefferies Group, Inc., with respect to the consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for the year ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

May 22, 2012